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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between LARIAT PETROLEUM, INC. ("Company") and RAYMOND A. FOUTCH ("Executive").

                                   WITNESSETH:

         WHEREAS, Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of being employed by Company on such terms and conditions and for such consideration;

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

         1.1 EMPLOYMENT; EFFECTIVE DATE. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date (as hereinafter defined) and continuing for the period of time set forth in
Article 2 of this Agreement, subject to the terms and conditions of this Agreement. For purposes of this Agreement, the "Effective Date" shall be April 1, 1997.

         1.2 POSITION. From and after the Effective Date, Company shall employ Executive in the position of President and Chairman of the Board of Company, or in such other positions as the parties mutually may agree.

         1.3 DUTIES AND SERVICES. Executive agrees to serve in the position referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office which the parties mutually may agree upon from time to time. Executive's employment shall also be subject to the policies maintained and established by Company, as the same may be amended from time to time.

         1.4 OTHER INTERESTS. Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors of Company (the "Board of Directors"). The foregoing notwithstanding, the parties recognize and agree that Executive may engage or participate in charitable activities, industry associations and passive personal investments (in which he does not have a management or operational role) that do not conflict with the business and affairs of Company or interfere with Executive's performance of his duties hereunder. The Company shall be the only entity through which Executive or any of his affiliates participates in the North American oil and gas exploration



                            RAF EMPLOYMENT AGREEMENT
                             LARIAT PETROLEUM, INC.
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and production industry with the exception of passive investments in which
Executive does not have a management or operational role.

         1.5 DUTY OF LOYALTY. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and to do no act which would injure the business, interests, or reputation of Company or any of its subsidiaries or affiliates. In keeping with these duties, Executive shall make full disclosure to Company of all business opportunities pertaining to Company's business and shall not appropriate for Executive's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

         2.1 TERM. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the first anniversary of the Effective Date. Said term of employment shall be extended automatically from day to day (commencing on the second day of employment hereunder) until such time as either party shall give written notice to the other that no such automatic extension shall occur, in which event Executive's employment shall terminate on the first anniversary date of the date such notice is given.

         2.2 COMPANY'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

                  (i) upon Executive's death;

                  (ii) upon Executive's becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 120 days during any 12-month period;

                  (iii) for cause, which for purposes of this Agreement shall mean Executive (A) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder,
         (B) has been convicted of a felony or a misdemeanor involving moral turpitude, (C) has willfully refused, after five days' written notice from the Board of Directors and without proper legal reason, to perform the duties and responsibilities required of him hereunder, (D) has willfully and materially breached any corporate policy or code of conduct established by Company, or (E) has willfully engaged in conduct that he knows or should know is materially injurious to Company or any of its affiliates;

                  (iv) for Executive's material breach of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Executive by Company of such breach; or



                            RAF EMPLOYMENT AGREEMENT
                             LARIAT PETROLEUM, INC.
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                  (v) for any other reason whatsoever, in the sole discretion of the Board of Directors.

         2.3 EXECUTIVE'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

                  (i) (A) a material breach by Company of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company;
         (B) Executive's office is relocated outside Tulsa County, Oklahoma without Executive's consent; (C) a Change in Control (as that term is defined in the Stockholders Agreement dated as of April 1, 1997 among the Company and the other parties thereto (the "Stockholders Agreement")) has occurred within the prior 60 days; or (D) the WPV Group Holders (as defined in the Stockholders Agreement) or the Company's Board of Directors undertake a pattern of actions which are unreasonable, arbitrary, deceitful, or oppressive with respect to the Executive or the business or management of the Company including unreasonably or arbitrarily withholding approval of exploration or exploitation projects or acquisitions of oil and natural gas interest proposed by Executive within the Anadarko Basin region which the Company has the financial resources to fund, provided such project recommendations represent Executive's good faith assumptions based upon reasonable and supportable criteria including, but not limited to, natural gas geological findings or reasonable projections and assumptions drawn therefrom; and provided further, that Executive has previously notified the Board of Directors in writing of Executive's concerns and the Board and Executive fail to resolve their differences after discussions held in good faith over at least 60 days.

                  (ii) for any other reason whatsoever, in the sole discretion of Executive.

         2.4 NOTICE OF TERMINATION. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Articles 4 and 5 hereof.

ARTICLE 3: COMPENSATION AND BENEFITS

         3.1 BASE SALARY. During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $175,000 or
(ii) such greater amount as the parties mutually may agree upon from time to time. Executive's annual base salary shall be paid in equal installments in accordance with the Company's standard policy regarding payment of compensation to executives but no less frequently than monthly.



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                             LARIAT PETROLEUM, INC.
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         3.2 BONUSES. Executive shall receive such bonuses, if any, as Company shall determine in its sole discretion.

         3.3 OTHER PERQUISITES. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

                  (i) INSURANCE - During Executive's employment, Company will pay the premiums on the life insurance and disability policy described on Schedule A hereto (which includes a description of the premiums required to be paid during next five years). During Executive's employment, Company also agrees to use reasonable efforts to obtain and pay for a $1,000,000 term life insurance policy and a $1,000,000 permanent disability insurance policy on Executive, the proceeds of which would be used in accordance with Section 5.5 of the Stockholders Agreement. Executive agrees to cooperate and take such reasonable steps as are necessary for Warburg, Pincus Ventures, L.P. to acquire term life and permanent disability insurance policies on Executive in the amount of $2,000,000.

                  (ii) OTHER COMPANY BENEFITS - Executive and, to the extent applicable, Executive's spouse, dependents and beneficiaries, shall be allowed to participate on at least the same basis in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company, and have been approved of by the Board of Directors of the Company. Executive will be entitled to vacation consistent with that provided to other employees of the Company. Executive shall be entitled to be reimbursed by the Company for all reasonable out-of-pocket expenses which Executive may incur in connection with his duties hereunder. Executive will be entitled to indemnification from the Company as currently provided by Article VI of the Company's Bylaws. Executive is expected to continue to have the use of a company car consistent with the Company's current policy. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similarly situated executive employees generally.

ARTICLE 4: PROTECTION OF INFORMATION

         4.1 DISCLOSURE TO EXECUTIVE. Company expects that it is likely that it will disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates; and/or shall entrust Executive with business opportunities of Company or its affiliates; and/or shall place Executive in a position to develop business good will on behalf of Company or its affiliates.

         4.2 DISCLOSURE TO AND PROPERTY OF COMPANY. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment by Company (whether during business hours or otherwise and whether on Company's premises or otherwise) which relate to Company's business, products, or services (including, without



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limitation, all such information relating to corporate opportunities, research, prospective names, and marks) shall be disclosed to Company and are and shall be the sole and exclusive property of Company. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Company. Upon termination of Executive's employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company.

         4.3 NO UNAUTHORIZED USE OR DISCLOSURE. Executive will not, at any time during or after Executive's employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, or make any use thereof, except in the carrying out of Executive's employment responsibilities hereunder. Affiliates of the Company shall be third party beneficiaries of Executive's obligations under this paragraph. As a result of Executive's employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company's confidential business information and trade secrets.

         4.4 OWNERSHIP BY COMPANY. If, during Executive's employment by Company, Executive creates any work of authorship fixed in any tangible medium of expression which is the subject matter of copyright relating to Company's business, products, or services, whether such work is created solely by Executive or jointly with others, Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive's employment; or, if the work is not prepared by Executive within the scope of Executive's employment but is specially ordered by Company as a contribution to a collective work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work.

         4.5 ASSISTANCE BY EXECUTIVE. Both during the period of Executive's employment by Company and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

         4.6 REMEDIES. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but



                            RAF EMPLOYMENT AGREEMENT
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shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Executive and his agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

ARTICLE 5: NONCOMPETITION OBLIGATIONS

         5.1 IN GENERAL. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the noncompetition obligations hereunder. Executive shall not, directly or indirectly for Executive or for others:

                  (i) engage in the Anadarko Basin region in any business competitive with the business conducted by Company;

                  (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in the Anadarko Basin region in any business competitive with the business conducted by Company with respect to such competitive business other than rendering advice to professional associations; or

                  (iii) induce any employee of Company or any of its affiliates to terminate his or her employment with Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company.

These noncompetition obligations shall apply during the period that Executive is employed by Company and, (i) if Executive is entitled to receive payments from Company pursuant to Article 7, then such obligations shall continue for such period as Executive is entitled to receive payments thereunder, but in no event more than one year after termination of the employment relationship and (ii) if Executive's employment is terminated pursuant to Sections 2.2(iii), 2.2(iv) or 2.3(ii), then such obligations shall continue until the first anniversary of the termination of Executive's employment; provided, however, that such noncompetition obligations shall not apply at any time after termination of the employment relationship if WPV (as defined in the Stockholders Agreement) has acquired (whether before or after such termination of employment) or acquires voting equity securities in a Competitive E&P Company (as defined in the Stockholders Agreement) without the written approval of RAF.

         5.2 ENFORCEMENT AND REMEDIES. Executive understands that the restrictions set forth in paragraph 5.1 may limit Executive's ability to engage in certain businesses anywhere in the Anadarko Basin region during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this



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                             LARIAT PETROLEUM, INC.
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Article by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including without limitation, the recovery of damages from Executive and Executive's agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

         5.3 REFORMATION. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6: STATEMENTS CONCERNING COMPANY

         6.1 IN GENERAL. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, any of its affiliates, shareholders or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Company, any of its affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives; or that place Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE 7: EFFECT OF TERMINATION ON COMPENSATION

         7.1 BY EXPIRATION. If Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment; provided, however, that if such employment terminates as a result of the Company giving notice pursuant to paragraph 2.1 that the term of employment shall not be extended automatically, then Company shall continue to pay to Executive his then current base salary pursuant to paragraph 3.1 until the first anniversary of the date of such termination.



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         7.2 BY COMPANY. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii),
(iii), or (iv), then Company shall continue to pay to Executive his then current base salary pursuant to paragraph 3.1 until the first anniversary of the date of such termination; provided further, however, that if such termination shall be for the reason encompassed by paragraph 2.2(i), then Company shall pay Executive's surviving spouse Executive's base salary as of such termination date until the 90th day following such termination.

         7.3 BY EXECUTIVE. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall be pursuant to paragraph 2.3(i), then Company shall continue to pay to Executive his then current base salary pursuant to paragraph 3.1 until the first anniversary of the date of such termination.

         7.4 NO DUTY TO MITIGATE LOSSES. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 7. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 7 apply shall not reduce Company's obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 7.

         7.5 LIQUIDATED DAMAGES. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this
Article 7 shall be received by Executive as liquidated damages.

         7.6 INCENTIVE AND DEFERRED COMPENSATION. This Agreement governs the rights and obligations of Executive and Company with respect to Executive's base salary and certain perquisites of employment. Executive's rights and obligations both during the term of his employment and thereafter with respect to stock options, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

ARTICLE 8: MISCELLANEOUS

         8.1 NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally



                            RAF EMPLOYMENT AGREEMENT
                             LARIAT PETROLEUM, INC.
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delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         IF TO COMPANY TO:          Lariat Petroleum, Inc.
                                    15 West 6th Street, Suite 1302
                                    Tulsa, Oklahoma 74119
                                    Attention: Chairman of the Board

         IF TO EXECUTIVE TO:        Raymond A. Foutch
                                    10901 S. 33rd W. Avenue
                                    Sapulpa, Oklahoma 74066

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

         8.2 APPLICABLE LAW. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Oklahoma.

         8.3 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         8.4 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

         8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         8.6 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

         8.7 HEADINGS. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

         8.8 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.



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         8.9 AFFILIATE. As used in this Agreement, the term "affiliate" shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

         8.10 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

         8.11 TERM. This Agreement has a term co-extensive with the term of employment provided in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles 4, 5, and 6 shall survive any termination of the employment relationship and/or of this Agreement.

         8.12 ENTIRE AGREEMENT. Except as provided in the written benefit plans and programs referenced in paragraph 3.3 and any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.



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                             LARIAT PETROLEUM, INC.
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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 1st day of April, 1997, to be effective as of the Effective Date.

                                       LARIAT PETROLEUM, INC.


                                       BY: /s/ Raymond A. Foutch
                                          --------------------------------------
                                       NAME: Raymond A. Foutch
                                            ------------------------------------
                                       TITLE: President
                                             -----------------------------------


                                                                       "COMPANY"


                                       /s/ Raymond A. Foutch
                                       -----------------------------------------

                                       Raymond A. Foutch

                                                                     "EXECUTIVE"



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                             LARIAT PETROLEUM, INC.
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